UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant ☒	Filed by a Party other than the Registrant ☐

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☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement
☒	Definitive Additional Materials

☐	Soliciting Material Pursuant Rule §240.14a-11(c) or §240.14a-2
Innovate Biopharmaceuticals, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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INNOVATE BIOPHARMACEUTICALS, INC.
8480 Honeycutt Road, Suite 120
Raleigh, NC 27615
(919) 275-1933

Supplement to Proxy Statement for
Special Meeting of Stockholders

This supplement, dated January 27, 2020, supplements the definitive proxy statement (the “Proxy Statement”) of Innovate Biopharmaceuticals, Inc. (the “Company”) filed with the Securities and Exchange Commission on January 22, 2020, relating to the Company’s Special Meeting of Stockholders. The purpose of this supplement is to clarify the that Proposal 3, the Reverse Stock Split Proposal, is considered a “routine” matter.

CHANGES TO PROXY STATEMENT

The following section from page 7 of the Proxy Statement is accordingly amended and restated as follows:

What happens if I do not vote?

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record and do not vote by completing your proxy card, over the Internet or in person at the Special Meeting, your shares will not be voted.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

Under the applicable New York Stock Exchange (“NYSE”) rule, brokers, banks and nominees are not permitted to vote shares held for a customer on “non-routine” matters without specific instructions from the customer. Proposals 1 and 2 are considered to be “non-routine” matters and therefore, brokers, banks and other nominees do not have discretionary voting power on these matters and such entity will only vote your shares of common stock if you provide instructions on how to vote by complying with the voter instruction form sent to you by your broker, bank or other nominee with the proxy materials. Proposal 3 is considered a “routine” matter. Accordingly, your broker or nominee may not vote your shares on Proposal 1 and Proposal 2 without your instructions, but may vote your shares on Proposal 3.

In any event, to be sure that your vote will be received in time, please cast your vote by your choice of available means at your earliest convenience.